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                                                                     EXHIBIT (m)

                            CALAMOS INVESTMENT TRUST

                     AMENDED AND RESTATED DISTRIBUTION PLAN

                      (AS AMENDED EFFECTIVE AUGUST 1, 2000)


     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this amended and restated distribution (12b-1) plan (the "Plan") has been adopted for Calamos Convertible Fund, Calamos Convertible Growth and Income Fund, Calamos Market Neutral Fund, Calamos Growth Fund, Calamos Global Convertible Fund Calamos High Yield Fund and Calamos Global Convertible Technology Fund (the "Funds"), each a series of Calamos Investment Trust (the "Trust"), by a majority of the trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "non-interested trustees"). The substance of the Plan has also been approved by the vote of a majority of the outstanding shares of each of the Funds. This Plan shall become effective on August 1, 2000 and shall amend and restate in their entirety the distribution (12b-1) plans previously adopted by the Trust.

     Section 1. Class A Shares. Each Fund shall pay to Calamos Financial Services, Inc. (the "Distributor"), at the end of each month, a distribution and service fee equal to the average daily net assets of Class A shares multiplied by that portion of 0.25% which the number of days in the month bears to 365. Each such payment represents compensation for (a) expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other distribution-related expenses, including any distribution fees paid to securities dealers and others who have executed selling group agreements with the Distributor, and (b) personal services provided by the Distributor to shareholders of the Fund, including answering inquiries from clients of the Distributor and other shareholders regarding the Fund; assisting clients in changing account designations and addresses; assisting clients in processing purchase and redemption transactions; investing client cash account balances automatically in shares of the Fund; such other services as the Fund may request, to the extent the Distributor is permitted to render such services by applicable statute, rule, or regulation; and payment of service fees to securities dealers and others who provide such services to their clients who are Fund shareholders ("Service Agents"); provided, however, that such service fees for Class A shares of any Fund paid to any Service Agent shall not exceed 0.25% of the average daily net asset value of such shares owned by shareholders for whom the Service Agent performs services.

     Section 2. Class B Shares. Each Fund shall pay to the Distributor, at the end of each month, fees equal to the average daily net assets of Class B shares multiplied by that portion of the percentage indicated below which the number of days in the month bears to 365:

                             Distribution Fee         0.75%
                             Service Fee              0.25%


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The fee designated Distribution Fee represents compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other distribution-related expenses, including any Distribution Fees paid to securities dealers and others who have executed selling group agreements with the Distributor. The fee designated Service Fee represents compensation for personal services provided by the Distributor to shareholders of the Fund, including answering inquiries from clients of the Distributor and other shareholders regarding the Fund; assisting clients in changing account designations and addresses; assisting clients in processing purchase and redemption transactions; investing client cash account balances automatically in shares of the Fund; such other services as the Fund may request, to the extent the Distributor is permitted to render such services by applicable statute, rule, or regulation; and payment of Service Fees to Service Agents. Subject to the limitations in this paragraph, the Distributor shall determine the amounts to be paid by it to Service Agents and the basis on which such amounts shall be determined; provided, however, that such Service Fees for Class B shares of any Fund paid to any Service Agent shall not exceed 0.25% of the average daily net asset value of such shares owned by shareholders for whom the Service Agent performs services.

     Section 3. Class C Shares. Each Fund shall pay to the Distributor, at the end of each month, fees equal to the average daily net assets of Class C shares multiplied by that portion of the percentage indicated below which the number of days in the month bears to 365:

                               Distribution Fee         0.75%
                               Service Fee              0.25%

The fee designated Distribution Fee represents compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other distribution-related expenses, including any Distribution Fees paid to securities dealers and others who have executed selling group agreements with the Distributor. The fee designated Service Fee represents compensation for personal services provided by the Distributor to shareholders of the Fund, including answering inquiries from clients of the Distributor and other shareholders regarding the Fund; assisting clients in changing account designations and addresses; assisting clients in processing purchase and redemption transactions; investing client cash account balances automatically in shares of the Fund; such other services as the Fund may request, to the extent the Distributor is permitted to render such services by applicable statute, rule, or regulation; and payment of Service Fees to Service Agents. Subject to the limitations in this paragraph, the Distributor shall determine the amounts to be paid by it to Service Agents and the basis on which such amounts shall be determined; provided, however, that such Service Fees for Class C shares of any Fund paid to any Service Agent shall not exceed 0.25% of the average daily net asset value of such shares owned by shareholders for whom the Service Agent performs services.

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     Section 4. Other Compensation. No additional payments are to be made by the Trust or the Funds as a result of the Plan other than (a) the compensation the Trust is otherwise obligated to pay to Calamos Asset Management, Inc. (the "Adviser") pursuant to the Investment Management Agreement and the Transfer Agency Agreement as in effect at any time, (b) payments pursuant to Sections 1, 2 and 3 of this Plan, and (c) payments made by the Trust or the Funds in the ordinary course of their business. To the extent any payments by the Trust or the Funds under subsection (c) above, or to or by the Adviser, the Distributor, or other parties on behalf of the Trust, Adviser or Distributor, are deemed to be payments for the financing of any activity primarily intended to result in the sales of Fund shares issued by the Trust within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan. The costs and activities the payment of which are intended to be within the scope of the Plan shall include, but not necessarily be limited to, the following:

          (i) the costs of the preparation, printing, and mailing of all required reports and notices to existing shareholders;

          (ii) the costs of the preparation, printing, and mailing or other dissemination of all prospectuses (including statements of additional information); and

          (iii) the costs of preparation, printing and mailing of any proxy statements and proxies.

     Section 5. Information to be Provided by Distributor. The Distributor shall prepare written reports to the Trust's board of trustees on a quarterly basis showing all amounts paid under this Plan and any distribution or service agreements and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the board of trustees of the Trust.

     Section 6. Non-interested Trustees. So long as the Plan is in effect, nominees for election as non-interested trustees shall be selected by the non-interested trustees as required by Rule 12b-1 under the Act.

     Section 7. Term of Plan. The Plan shall remain in effect until July 5, 2001 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of the Trust who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan, cast in person at a meeting called for such purpose.

     Section 8. Termination of Plan. The Plan may be terminated as to a Fund, without penalty, at any time by either a majority of the non-interested trustees of the Trust or by vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor.

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     Section 9. Related Agreements. Any agreement related to the Plan, including any distribution or service agreement, may be terminated, without penalty, at any time by either a majority of the non-interested trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund or Funds to which the agreement relates on not more than 60 days' written notice to any other party to such agreement, and shall terminate automatically in the event of any act that terminates the Plan or the Distribution Agreement with the Distributor. Any such related agreement shall terminate automatically in the event of any act that constitutes its assignment.

     Section 10. Amendments. Neither the Plan nor any distribution or service agreement may be amended to increase materially the amount deemed to be spent for distribution or servicing of a Fund's shares without approval by a majority of that Fund's outstanding voting securities, and all material amendments to the Plan and any distribution or service agreement shall be approved by a vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of the Trust who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan, cast in person at a meeting called for such purpose.

     Section 11. Limitation of Liability. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust (or the Fund) and shall not be binding upon any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this Plan on behalf of the Trust shall impose any liability upon any trustee or any shareholder.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and the Distributor as evidenced by their execution hereof.


Dated as of August 1, 2000


CALAMOS INVESTMENT TRUST                        CALAMOS FINANCIAL SERVICES, INC.


By: /s/ James S. Hamman, Jr.                        By: /s/ John P. Calamos
   -----------------------------                       -------------------------
    James S. Hamman, Jr.                                John P. Calamos
    Secretary                                           President

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